Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

FIRST QUARTER 2024 RESULTS

HOUSTON – May 7, 2024 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) ("VAALCO" or the "Company") today reported operational and financial results for the first quarter of 2024.

First Quarter 2024 Highlights and Recent Key Items:

●	Closed the accretive all cash acquisition of Svenska Petroleum Exploration AB (“Svenska”) for a net purchase price of $40.2 million;
● Following the planned shutdown for maintenance in April, the Baobab field is back on production with a current rate in excess of 5,000 VAALCO working interest (“WI”)(1) barrels of oil equivalent per day (“BOEPD”) (99% oil);
● Strategically expands West African focus area with a sizeable producing asset that has significant upside potential and future development opportunities in Cote d’Ivoire, a well-established and investment-friendly country;
●	Reported Q1 2024 net income of $7.7 million ($0.07 per diluted share) and Adjusted Net Income(2) of $6.5 million ($0.06 per diluted share);
●	Delivered strong Adjusted EBITDAX(2) of $61.7 million and funded $16.7 million in cash capital expenditures from cash on hand and cash from operations;
●	Achieved production of 16,848 net revenue interest (“NRI”)(3) BOEPD and WI(1) production of 21,807 BOEPD;
●	Reported NRI sales of 1,490,000 barrels of oil equivalent (“BOE”), or 16,373 BOEPD, near the high end of guidance;
●	Posted unrestricted cash of $113.3 million after paying out $6.5 million in dividends in the quarter and completing $5.5 million in share buybacks;
● Since inception of the share buyback program, VAALCO has purchased approximately $30 million in shares; and
●	Announced quarterly cash dividend of $0.0625 per share of common stock to be paid on June 21, 2024.

(1)	All WI production rates and volumes are VAALCO’s working interest volumes, where applicable
(2)	Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”
(3)	All NRI production rates are VAALCO's working interest volumes less royalty volumes, where applicable

George Maxwell, VAALCO’s Chief Executive Officer commented, “We continue to deliver strong operational and financial results in line with or ahead of our guidance. Sales for the first quarter were near the high end of guidance and our costs were below the low end of guidance. Coupled with a strong pricing environment, VAALCO was able to generate solid earnings and Adjusted EBITDAX. We continued to return meaningful cash to our shareholders through our ongoing dividend program. Additionally, we finalized the agreements in Equatorial Guinea and are proceeding with our Front-End Engineering Design (“FEED”) study. We anticipate the completion of the FEED study will lead to an economic Final Investment Decision (“FID”) which will enable the development of the Venus Plan of Development (“POD”). In April, we closed the all cash Svenska acquisition, ahead of schedule, for a net purchase price of $40.2 million. It has been a very productive start to 2024."

“We continue to enhance our diversified portfolio by building size and scale that allows VAALCO to generate significant free cash flow and execute our strategic vision. We are excited to be partnering with Petroci and CNR International, and believe the Baobab field in Cote d’Ivoire is an outstanding asset with significant upside potential. We have updated our full year 2024 guidance and released our second quarter guidance, both of which reflects the positive impact to production and production expense per barrel, which should lead to improved margins and greater Adjusted EBITDAX. As you can see, this acquisition is highly accretive on key metrics to our shareholder base and provides another strong asset to support future growth and returning value to shareholders.”

Operational Update

Egypt

VAALCO focused on enhancing production in the first quarter of 2024 through a series of planned workovers, as well as through interventions using the OGS-10 rig. VAALCO finalized the K-81 recompletion at the start of the first quarter which was a carry-over from its 2023 drilling activity. The EA-55 well, drilled in October 2023, was fraced and put online in January 2024. Three additional workover recompletions were completed in the first quarter with one more in progress. With the low cost of workovers, the well economics are strongly positive.

A summary of the Egyptian workover campaign's impact in Q1 2024 is presented below:

VAALCO Egypt 2024 Workover Wells
Well	Workover date	Type	Completion Zone	Perforation Interval (ft)	IP-30 Rate (BOPD)
K-81	1-Jan-24	Recompletion	Asl-D	13.1	154
EA-55	10-Jan-24	Frac & Complete	Redbed	Hydraulic Frac	143
H-22	7-Feb-24	Recompletion	Yusr-A	9.8	82
K-65_ST1	14-Feb-24	Recompletion	Asl-D	13.1	43*
K-85	16-Mar-24	Recompletion	Asl-D	13.1	420
K-84	21-Mar-24 Under WO	Recompletion	Asl-G	16.4	In Progress

Canada

The 2024 drilling campaign commenced in January with the drilling of 9-12-30-4W5, spud on January 17th. The well was drilled to a total depth of 22,732 feet. The second well of the program, 10-12-30-4W5, was spud on February 9th, and drilled to a total depth of 21,736 feet. The third well of the program, 11-12-30-4W5 was spud on February 23rd, and drilled to a total depth of 21,624 feet.  The fourth well of the program was spud on March 9th, and drilled to a total depth of 20,669 feet. Each of these wells included a 2.75 mile lateral. The drilling rig was released on March 24th.  Completion of the wells was initiated in late March, and was completed in April, followed by equipping and tie-in, with first production forecasted to be in May 2024.

Gabon

VAALCO is currently finalizing locations and planning for the next drilling campaign at Etame that is expected to occur late in 2024 and into 2025. In October 2022, VAALCO successfully completed its transition to a Floating Storage and Offloading vessel (“FSO”) and related field reconfiguration processes. This project provides a low cost FSO solution that increases the storage capacity for the Etame block and improved operational performance. The Company continues to emphasize operational excellence, production uptime and enhancement in 2024 to minimize decline until the next drilling campaign.

The focus is on the continued production optimization of the new flow line configurations through the Etame Facility, for final processing before being pumped to the FSO. This continued optimization and understanding of the post-reconfiguration process dynamics of the Etame platform, have resulted in a very high uptime of the Etame Facility and, in turn, the complete Etame field during the first quarter of 2024. Combining this with focus on individual well and facility chemical injection optimization and facility pipelines has provided more stable operations resulting in lower downtime. Through the end of 2023 and in the first quarter of 2024, this continued to be a focus with positive results in production rates and uptime.

Financial Update – First Quarter of 2024

VAALCO reported net income of $7.7 million ($0.07 per diluted share) for the first quarter of 2024 which was down compared with net income of $44.0 million ($0.41 per diluted share) in the fourth quarter of 2023 and up compared to $3.4 million ($0.03 per diluted share) in the first quarter of 2023. The decrease in earnings compared to the fourth quarter of 2023 is mainly due to decreased sales revenue, increased depreciation, depletion and amortization (“DD&A”) expense, transaction costs, and higher credit losses, partially offset by decreased production expense and lower income taxes. The increase in earnings compared to the first quarter of 2023 is primarily due to higher sales revenue due to increased volumes partially offset by higher production expense, transaction costs, higher DD&A expense, losses on derivatives and higher income taxes.

Adjusted EBITDAX totaled $61.7 million in the first quarter of 2024, a decrease from $95.9 million in the fourth quarter of 2023, primarily due to lower sales and commodity pricing. The increase in first quarter 2024 Adjusted EBITDAX to $61.7 million compared with $47.8 million, generated in the same period in 2023, is primarily due to increased revenue as a result of increased sales.

Quarterly Summary - Sales and Net Revenue
	Three Months Ended				Three Months Ended
$ in thousands	March 31, 2024				December 31, 2023
	Gabon	Egypt	Canada	Total	Gabon	Egypt	Canada	Total
Oil Sales	64,788	63,192	4,153	132,133	100,398	79,043	5,476	184,917
NGL Sales	—	—	1,977	1,977	—	—	2,019	2,019
Gas Sales	—	—	820	820	—	—	818	818
Gross Sales	64,788	63,192	6,951	134,931	100,398	79,043	8,313	187,754

Selling Costs & carried interest	1,174	(111)	(143)	920	1,711	—	(702)	1,009
Royalties & taxes	(8,458)	(26,120)	(1,118)	(35,696)	(13,699)	(24,393)	(1,517)	(39,609)

Net Revenue	57,504	36,961	5,690	100,155	88,410	54,650	6,094	149,154

Oil Sales MMB (working interest)	770	950	61	1,781	1,165	1,023	77	2,265
Average Oil Price Received	$84.19	$66.52	$67.83	$74.21	$86.18	$77.27	$71.12	$81.65
Change				-9%
Average Brent Price				$83.00				$84.01
Change				-1%

Gas Sales MMCF (working interest)	—	—	469	469	—	—	471	471
Average Gas Price Received	—	—	$1.75	$1.75	—	—	$1.74	$1.74
Change				1%
Average Aeco Price ($USD)	—	—	$1.46	$1.46			$1.86	$1.86
Change				-22%

NGL Sales MMB (working interest)	—	—	76	76	—	—	80	80
Average Liquids Price Received	—	—	$25.98	$25.98	—	—	$25.09	$25.09
Change				4%

Revenue and Sales	Q1 2024	Q1 2023	% Change Q1 2024 vs. Q1 2023	Q4 2023	% Change Q1 2024 vs. Q4 2023
Production (NRI BOEPD)	16,848	18,306	(8)%	18,065	(7)%
Sales (NRI BOE)	1,490,000	1,224,000	22%	1,994,000	(25)%
Realized commodity price ($/BOE)	$66.43	$65.68	1%	$73.96	(10)%
Commodity (Per BOE including realized commodity derivatives)	$66.41	$65.63	1%	$73.89	(10)%
Total commodity sales ($MM)	$100.2	$80.4	25%	$149.2	(33)%

VAALCO had net revenues decrease by $49.0 million or 33% as total NRI sales volumes of 1,490,000 BOE was lower than Q4 2023 but rose 22% compared to 1,224,000 BOE for Q1 2023. Q1 2024 NRI sales were at the higher end of VAALCO's guidance. The Company expects second quarter 2024 NRI sales to be between 18,100 and 20,000 BOEPD, reflecting the addition of the Svenska acquisition volume in May and June.

Q1 2024 realized pricing (net of royalties) was 10% lower compared to Q4 2023 but slightly higher compared to Q1 2023.

Costs and Expenses	Q1 2024	Q1 2023	% Change Q1 2024 vs. Q1 2023	Q4 2023	% Change Q1 2024 vs. Q4 2023
Production expense, excluding offshore workovers and stock comp ($MM)	$32.1	$29.3	10%	$46.3	(31)%
Production expense, excluding offshore workovers ($/BOE)	$21.58	$23.90	(10)%	$23.27	(7)%
Offshore workover expense ($MM)	$(0.1)	$(1.1)	93.5%	$—	—%
Depreciation, depletion and amortization ($MM)	$25.8	$24.4	6%	$20.3	27%
Depreciation, depletion and amortization ($/BOE)	$17.3	$19.90	(13)%	$10.20	70%
General and administrative expense, excluding stock-based compensation ($MM)	$5.9	$4.6	27%	$6.1	(4)%
General and administrative expense, excluding stock-based compensation ($/BOE)	$3.9	$3.70	6%	$3.0	31%
Stock-based compensation expense ($MM)	$0.9	$0.6	50.0%	$0.9	-%
Current income tax expense (benefit) ($MM)	$25.7	$12.3	109%	$14.3	80%
Deferred income tax expense (benefit) ($MM)	$(3.4)	$2.5	(238)%	$(2.6)	32%

Total production expense (excluding offshore workovers and stock compensation) of $32.1 million in Q1 2024 was lower compared to Q4 2023 and slightly higher than the same period in 2023. The decrease in Q1 2024 expense compared to Q4 2023 was driven primarily by lower costs related to lower sales volumes. The increase in Q1 2024 compared to Q1 2023 was primarily driven by increased expense associated with higher sales as well as higher costs associated with boats, diesel and operating costs. VAALCO has seen withholding tax, inflationary and industry supply chain pressure on personnel and contractor costs.

Q1 2024 had no offshore workovers, and the slightly negative workover expense in Q1 2024 was the result of a reversal of accruals.

Q1 2024 production expense per BOE, excluding offshore workover expense, decreased to $21.58 per BOE which was down compared with Q4 2023 and Q1 2023 partially due to the devaluation of the Egyptian pound on local costs and lower engineering and maintenance spend mainly due to the timing of planned projects partially offset by higher workover costs in Egypt.

DD&A expense for Q1 2024 was $25.8 million which was higher than $20.3 million in Q4 2023 and higher than $24.4 million in Q1 2023. The increase in Q1 2024 DD&A expense compared to Q4 2023 and Q1 2023 is due to higher depletable costs in Gabon, Egypt, and Canada.

General and administrative (“G&A”) expense, excluding stock-based compensation, decreased to $5.9 million in Q1 2024 from $6.1 million in Q4 2023 and increased from $4.6 million in Q1 2023. The increase in general and administrative expenses compared to Q1 2023 is primarily due to higher professional service fees, salaries and wages, and accounting and legal fees. Q1 2024 cash G&A was within the Company’s guidance. The Company has made meaningful progress toward reducing absolute G&A costs when compared against the combined TransGlobe and VAALCO Q1 2023 costs.

Non-cash stock-based compensation expense was $0.9 million for Q1 2024 compared to $0.6 million for Q1 2023. Non-cash stock-based compensation expense for Q4 2023 was $0.9 million.

Other income (expense), net, was an expense of ($0.5) million for Q1 2024, compared to an expense of ($1.2) million during Q1 2023 and an expense of ($0.8) million for Q4 2023. Other income (expense), net, normally consists of foreign currency losses.

Foreign income taxes for Gabon are settled by the government taking their oil in-kind. Q1 2024 income tax expense was an expense of $22.2 million and is comprised of current tax expense of $25.7 million and deferred tax benefit of $3.4 million. Current quarter tax was impacted by non-deductible items (such as the Svenska transaction costs) and the change in market value of tax barrels due to Gabon State mark-to-market at quarter end. Q4 2023 income tax expense was an expense of $37.6 million. This was comprised of $41.1 million of current tax expense and a deferred tax benefit of $3.5 million. Q1 2023 income tax expense was an expense of $14.8 million. This was comprised of $12.3 million of deferred tax expense and a current tax expense of $2.5 million.  For all periods, VAALCO’s overall effective tax rate was impacted by non-deductible items associated with derivative losses and corporate expenses.

Capital Investments/Balance Sheet

For the first quarter of 2024, net capital expenditures totaled $16.6 million on a cash basis and $24.0 million on an accrual basis. These expenditures were primarily related to costs associated with the development drilling programs in Egypt and Canada.

At the end of the first quarter of 2024, VAALCO had an unrestricted cash balance of $113.3 million. Working capital at March 31, 2024 was $86.5 million compared with $100.7 million at December 31, 2023, while Adjusted Working Capital(3) at March 31, 2024 totaled $99.0 million.

Cash Dividend Policy and Share Buyback Authorization

VAALCO paid a quarterly cash dividend of $0.0625 per share of common stock for the first quarter of 2024 on March 28, 2024. The Company also announced its next quarterly cash dividend of $0.0625 per share of common stock for the second quarter of 2024 ($0.25 annualized), to be paid on June 21, 2024 to stockholders of record at the close of business on May 17, 2024. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the VAALCO Board of Directors (the "Board").

On November 1, 2022, VAALCO announced that its newly expanded Board formally ratified and approved the share buyback program that was announced on August 8, 2022 in conjunction with the pending business combination with TransGlobe. The Board also directed management to implement a Rule 10b5-1 trading plan to facilitate share purchases through open market purchases, privately negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. The plan provided for an aggregate purchase of currently outstanding common stock up to $30 million. Payment for shares repurchased under the program were funded using the Company's cash on hand and cash flow from operations. The share buyback program was completed on March 12, 2024. Under the share buyback program, VAALCO purchased a total of 6,797,711 shares at an average price of $4.41 per share.

Svenska Acquisition

VAALCO closed its acquisition of Svenska for the net purchase price of $40.2 million, on April 30, 2024 after regulatory and government approvals were received.

Svenska’s primary license interest is a 27.39% non-operated working interest (30.43% paying interest) in the CI-40 license, which includes the producing Baobab field, located in deepwater offshore Cote d’Ivoire. The field is operated by CNR International, which holds a 57.61% working interest in the project, with the national oil company, Petroci Holding, owning the remaining 15% working interest (10% of which is carried by the other license partners). The CI-40 license has an initial term through mid-2028 with the contractual option to extend the license term by 10 years to 2038, subject to certain conditions. Current production from the Baobab field is approximately 5,000 WI BOEPD, with 1P WI CPR reserves of 13.0 MMBOE (99% oil), and 2P WI CPR reserves of 21.7 MMBOE (97% oil) as of October 1, 2023. These reserve figures reflect currently sanctioned development activities; however, CI-40 has a significant growth runway with incremental development potential on the Baobab field, as well as the nearby Kossipo field, expected to provide a material uplift to the reserve and production volumes, supporting long-term production of the asset into the late 2030s. Cumulative gross production from the field has been approximately 150 MMBOE, a portion of the estimated over one billion barrels of oil equivalent volumes initially in place.

CI-40 has a long history of production and significantly de-risked reservoirs. With almost 20 years of production to date, the floating, production, storage and offloading vessel ("FPSO") is planned to come off station at the start of 2025 for planned maintenance and upgrade work to allow the FPSO to continue to produce through the end of the expected extended field license in 2038. The scope of work for the FPSO upgrade is currently being finalized. Production on Baobab is expected to re-start in 2026 following the FPSO work program. In addition, a fully appraised development drilling program is expected to start in 2026, targeting the significant incremental probable reserve base on the field. VAALCO sees reduced geological risk relating to this drilling program and the joint venture partners have already commenced the ordering of certain long-lead drilling items. Further future drilling phases have not yet been sanctioned, but there is significant incremental potential in both the Baobab field itself, as well as the nearby Kossipo development, which has also been appraised by two wells drilled in 2002 and 2019.

In addition to the CI-40 license in Cote d’Ivoire, Svenska currently owns a 21.05% working interest in the early stage Uge discovery in the OML 145 concession in Nigeria alongside partners ExxonMobil (21.05%), Chevron (21.05%), Oando (21.05%) and NPDC (15.80%). There are minimal commitments on this license interest and no drilling or development is currently planned.

Hedging

The Company continued to opportunistically hedge a portion of its expected future production to lock in strong cash flow generation to assist in funding its capital and shareholder returns programs.

The following includes hedges remaining in place as of the end of the first quarter of 2024:

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Put Price	Weighted Average Call Price
			(Bbls)	(per Bbl)	(per Bbl)
April 2024 - June 2024	Collars	Dated Brent	65,000	$65.00	$100.00
July 2024 - September 2024	Collars	Dated Brent	80,000	$65.00	$92.00

2024 Guidance:

The Company has provided second quarter 2024 guidance and updated its full year 2024 guidance to reflect the closing of the Svenska acquisition in April. All of the quarterly and annual guidance is detailed in the tables below.

		FY 2024	Gabon	Egypt	Canada	Cote d'Ivoire
Production (BOEPD)	WI	23600 - 26500	8300 - 9600	9800 - 10600	2700 - 3200	2800 - 3100
Production (BOEPD)	NRI	18900 - 21400	7200 - 8300	6700 - 7400	2200 - 2600	2800 - 3100
Sales Volume (BOEPD)	WI	24300 - 27200	8300 - 9500	9800 - 10600	2700 - 3200	3500 - 3900
Sales Volume (BOEPD)	NRI	19200 - 21800	7200 - 8300	6700 - 7400	2200 - 2600	3100 - 3500
Production Expense (millions)	WI & NRI	$162.0 - $174.5 MM
Production Expense per BOE	WI	$16.00 - $19.00
Production Expense per BOE	NRI	$21.00 - $24.00
Offshore Workovers (millions)	WI & NRI	$1 - $10 MM
Cash G&A (millions)	WI & NRI	$20.0 - $28.0 MM
CAPEX (millions)	WI & NRI	$115 - $140 MM
DD&A ($/BOE)	NRI	$20.00 - $22.00

		Q2 2024	Gabon	Egypt	Canada	Cote d'Ivoire
Production (BOEPD)	WI	23800 - 27000	8000 - 9200	10000 - 11300	3000 - 3300	2800 - 3200
Production (BOEPD)	NRI	19000 - 21800	7000 - 8000	6900 - 7800	2500 - 2800	2800 - 3200
Sales Volume (BOEPD)	WI	22800 - 25400	7400 - 8100	10000 - 11300	3000 - 3300	2400 - 2700
Sales Volume (BOEPD)	NRI	18100 - 20000	6500 - 7000	6900 - 7800	2500 - 2800	2200 - 2400
Production Expense (millions)	WI & NRI	$35.5 - $45.5 MM
Production Expense per BOE	WI	$11.50 - $16.50
Production Expense per BOE	NRI	$15.00 - $20.00
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$5.0 - $7.0 MM
CAPEX (millions)	WI & NRI	$30 - $50 MM
DD&A ($/BOE)	NRI	$20.00 - $22.00

Conference Call

As previously announced, the Company will hold a conference call to discuss its first quarter 2024 financial and operating results tomorrow, Wednesday, May 8, 2024, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time and 4:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “VAALCO Energy First Quarter 2024 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com. An archived audio replay will be available on VAALCO’s website.

A “Q1 2024 Supplemental Information” investor deck will be posted to VAALCO’s web site prior to its conference call on May 8, 2024 that includes additional financial and operational information.

About VAALCO

VAALCO, founded in 1985 and incorporated under the laws of Delaware, is a Houston, Texas, USA based, independent energy company with a diverse portfolio of production, development and exploration assets across Gabon, Egypt, Cote d'Ivoire, Equatorial Guinea and Canada.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Barry Archer	VAALCO@buchanan.uk.com

Endnote

1.       Reserves estimates in this announcement were prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers. See “Oil and Natural Gas Reserves” for further information.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) expectations regarding VAALCO's ability to effectively integrate assets and properties it has acquired as a result of the Svenska acquisition into its operations; (iii) expectations regarding future exploration and the development, growth and potential of VAALCO’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iv) expectations regarding future acquisitions, investments or divestitures; (v) expectations of future dividends, buybacks and other potential returns to stockholders; (vi) expectations of future balance sheet strength; (vii) expectations of future equity and enterprise value; and (viii) VAALCO’s ability to finalize documents and effectively execute the POD for the Venus development in Block P.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of VAALCO; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; risks relating to the timing and costs of completion for scheduled maintenance of the FPSO servicing the Baobab field; and the risks described under the caption “Risk Factors” in VAALCO’s 2023 Annual Report on Form 10-K filed with the SEC on March 15, 2024.

Dividends beyond the second quarter of 2024 have not yet been approved or declared by the Board of Directors for VAALCO. The declaration and payment of future dividends remains at the discretion of the Board and will be determined based on VAALCO’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on VAALCO common stock, the Board may revise or terminate the payment level at any time without prior notice.

Oil and Natural Gas Reserves

This press release contains crude oil and natural gas metrics which do not have standardized meanings or standard methods of calculation as classified by the Securities and Exchange Commission (the “SEC”) and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the acquisition of Svenska; however, such measures may not be reliable indicators of future performance.

WI CPR Reserves

WI CPR reserves represent proved (1P) and proved plus probable (2P) estimates as reported by Petroleum Development Consultants Limited and prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers. The SEC definitions of proved and probable reserves are different from the definitions contained in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers. As a result, 1P and 2P WI CPR reserves may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC definitions.

1P and 2P WI CPR reserves, as disclosed herein, may differ from the SEC definitions of proved and probable reserves because:

●

Pricing for SEC is the average closing price on the first trading day of each month for the prior year which is then held flat in the future, while the 1P and 2P WI CPR pricing is based on pricing assumptions for future Brent oil pricing for 2023 of $84.5 and up to 2030 the Brent Oil price follows the average of four available forecasts and assumes flat real thereafter. Oil price is escalated 2% per year;

●	Lease operating expenses are typically not escalated under the SEC’s rules, while for the WI CPR reserves estimates, they are escalated at 2% annually beginning in 2024.

Management uses 1P and 2P WI CPR reserves as a measurement of operating performance because it assists management in strategic planning, budgeting and economic evaluations and in comparing the operating performance of Svenska to other companies. Management believes that the presentation of 1P and 2P WI CPR reserves is useful to its international investors, particularly those that invest in companies trading on the London Stock Exchange, in order to better compare reserve information to other London Stock Exchange-traded companies that report similar measures. However, 1P and 2P WI CPR reserves should not be used as a substitute for proved reserves calculated in accordance with the definitions prescribed by the SEC. In evaluating VAALCO’s business, investors should rely on VAALCO’s SEC proved reserves and consider 1P and 2P WI CPR reserves only supplementally. As a result of the consummation of the Acquisition, VAALCO will report Svenska’s reserves in accordance with the definitions and regulations promulgated by the SEC.

Other Oil and Gas Advisories

Investors are cautioned when viewing BOEs in isolation. A BOE conversation ratio of six thousand cubic feet of natural gas to one barrel of oil equivalent (6 MCF: 1 Bbl) is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalency of 6:1, utilizing a conversion on a 6:1 basis may be an incomplete as an indication of value.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Matthew Powers, Corporate Secretary of VAALCO.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	As of March 31, 2024	As of December 31, 2023
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$113,321	$121,001
Restricted cash	140	114
Receivables:
Trade, net of allowances for credit loss and other of $0.8 and $0.5 million, respectively	44,897	44,888
Accounts with joint venture owners, net of allowance for credit losses of $0.8 and $0.8 million, respectively	35	1,814
Egypt receivables and other, net of allowances for credit loss and other of $6.0 and $4.6 million, respectively	44,591	45,942
Crude oil inventory	2,386	1,948
Prepayments and other	12,374	12,434
Total current assets	217,744	228,141

Crude oil, natural gas and NGLs properties and equipment, net	457,419	459,786
Other noncurrent assets:
Restricted cash	-	1,795
Value added tax and other receivables, net of allowances for credit loss and other of $0.0 and $0.0 million, respectively	5,033	4,214
Right of use operating lease assets	1,444	2,378
Right of use finance lease assets	89,587	89,962
Deferred tax assets	30,329	29,242
Abandonment funding	6,268	6,268
Other long-term assets	1,323	1,430
Total assets	$809,147	$823,216
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,747	$22,152
Accounts with joint venture owners	3,836	5,990
Accrued liabilities and other	60,345	67,597
Operating lease liabilities - current portion	1,466	2,396
Finance lease liabilities - current portion	10,974	10,079
Foreign income taxes payable	37,836	19,261
Total current liabilities	131,204	127,475
Asset retirement obligations	47,644	47,343
Operating lease liabilities - net of current portion	-	33
Finance lease liabilities - net of current portion	77,802	78,293
Deferred tax liabilities	71,228	73,581
Other long-term liabilities	8,679	17,709
Total liabilities	336,557	344,434
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 160,000,000 shares authorized, 121,940,831 and 121,397,553 shares issued, 103,455,525 and 104,346,233 shares outstanding, respectively	12,194	12,140
Additional paid-in capital	358,827	357,498
Accumulated other comprehensive income	426	2,880
Less treasury stock, 18,485,306 and 17,051,320 shares, respectively, at cost	(77,566)	(71,222)
Retained earnings	178,709	177,486
Total shareholders' equity	472,590	478,782
Total liabilities and shareholders' equity	$809,147	$823,216

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023	December 31, 2023
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$100,155	$80,403	$149,154
Operating costs and expenses:
Production expense	32,089	28,200	46,397
FPSO demobilization and other costs	—	—	1,837
Exploration expense	48	8	706
Depreciation, depletion and amortization	25,824	24,417	20,344
Transaction costs related to acquisition	1,313	—	—
General and administrative expense	6,710	5,224	7,005
Credit losses and other	1,812	935	(7,343)
Total operating costs and expenses	67,796	58,784	68,946
Other operating income (expense), net	(166)	—	731
Operating income	32,193	21,619	80,939
Other income (expense):
Derivative instruments gain (loss), net	(847)	21	2,500
Interest expense, net	(935)	(2,246)	(1,077)
Other income (expense), net	(487)	(1,153)	(797)
Total other income (expense), net	(2,269)	(3,378)	626
Income before income taxes	29,924	18,241	81,565
Income tax expense	22,238	14,771	37,574
Net income	$7,686	$3,470	$43,991
Other comprehensive income (loss)
Currency translation adjustments	(2,454)	(125)	2,036
Comprehensive income	$5,232	$3,345	$46,027

Basic net income (loss) per share:
Net income (loss) per share	$0.07	$0.03	$0.41
Basic weighted average shares outstanding	103,659	107,387	104,893
Diluted net income (loss) per share:
Net income (loss) per share	$0.07	$0.03	$0.41
Diluted weighted average shares outstanding	104,541	108,752	105,020

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2024	2023
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,686	$3,470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	25,824	24,417
Bargain purchase loss	—	1,412
Deferred taxes	(3,441)	2,471
Unrealized foreign exchange loss	(102)	512
Stock-based compensation	898	649
Cash settlements paid on exercised stock appreciation rights	(154)	(233)
Derivative instruments (gain) loss, net	847	(21)
Cash settlements paid on matured derivative contracts, net	(24)	(59)
Cash settlements paid on asset retirement obligations	(29)	(123)
Credit losses and other	1,812	935
Other operating loss, net	166	13
Operational expenses associated with equipment and other	302	(640)
Change in operating assets and liabilities:
Trade, net	(9)	21,357
Accounts with joint venture owners, net	(683)	18,911
Egypt receivables and other, net	1,346	(2,309)
Crude oil inventory	(438)	(8,443)
Prepayments and other	(2,278)	983
Value added tax and other receivables	(2,734)	(1,361)
Other long-term assets	(1,017)	1,051
Accounts payable	(5,984)	(6,739)
Foreign income taxes receivable/(payable)	18,912	8,193
Deferred tax liability	—	(3,250)
Accrued liabilities and other	(19,068)	(19,190)
Net cash provided by (used in) operating activities	21,832	42,006
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(16,618)	(27,700)
Net cash provided by (used in) investing activities	(16,618)	(27,700)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	447	274
Dividend distribution	(6,463)	(6,735)
Treasury shares	(6,344)	(5,377)
Payments of finance lease	(2,095)	(1,701)
Net cash provided by (used in) in financing activities	(14,455)	(13,539)
Effects of exchange rate changes on cash	(208)	(309)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(9,449)	458
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	129,178	59,776
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$119,729	$60,234

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023	December 31, 2023
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,490	1,224	1,994

WI PRODUCTION DATA
Etame Crude oil (MBbl)	819	942	887
Egypt Crude oil (MBbl)	950	903	1,024
Canada Crude Oil (MBbl)	61	93	77
Canada Natural Gas (Mcf)	469	415	471
Canada Natural Gas Liquid (MBbl)	76	77	81
Canada Crude oil, natural gas and natural gas liquids (MBOE)	215	239	236
Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,984	2,084	2,146
Gabon Average daily production volumes (BOEPD)	9,001	10,463	9,641
Egypt Average daily production volumes (BOEPD)	10,440	10,033	11,126
Canada Average daily production volumes (BOEPD)	2,363	2,656	2,563
Average daily production volumes (BOEPD)	21,807	23,152	23,330

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	713	820	772
Egypt Crude oil (MBbl)	641	616	697
Canada Crude Oil (MBbl)	51	82	63
Canada Natural Gas (Mcf)	392	367	384
Canada Natural Gas Liquid (MBbl)	63	68	66
Canada Crude oil, natural gas and natural gas liquids (MBOE)	179	211	193
Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,533	1,647	1,662
Gabon Average daily production volumes (BOEPD)	7,835	9,115	8,391
Egypt Average daily production volumes (BOEPD)	7,044	6,844	7,576
Canada Average daily production volumes (BOEPD)	1,971	2,347	2,098
Average daily production volumes (BOEPD)	16,848	18,306	18,065

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE) - WI basis	$69.62	$66.42	$73.98

Crude oil, natural gas and natural gas liquids sales (per BOE) - NRI basis	$66.43	$65.68	$73.96
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives)	$66.41	$65.63	$73.89

COSTS AND EXPENSES (Per BOE of sales):
Production expense	$21.54	$23.04	$23.27
Production expense, excluding offshore workovers and stock compensation*	21.56	23.91	23.25
Depreciation, depletion and amortization	17.33	19.95	10.20
General and administrative expense**	4.50	4.27	3.51
Property and equipment expenditures, cash basis (in thousands)	$16,618	$27,700	$42,391

*Offshore workover costs excluded from the three months ended March 31, 2024 and 2023 and December 31, 2023 are $(0.1) million, $(1.1) million and $0.0 million, respectively.

*Stock compensation associated with production expense excluded from the three months ended March 31, 2024 and 2023 and December 31, 2023 are immaterial.

**General and administrative expenses include $0.58, $0.52 and $0.50 per barrel of oil related to stock-based compensation expense in the three months ended March 31, 2024 and 2023 and December 31, 2023, respectively.

NON-GAAP FINANCIAL MEASURES

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, impairment of proved crude oil and natural gas properties, deferred income tax expense, unrealized commodity derivative loss, gain on the Sasol Acquisition and non-cash and other items.

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, impairment of proved crude oil and natural gas properties, non-cash and other items including stock compensation expense, gain on the Sasol Acquisition and unrealized commodity derivative loss.

Management uses Adjusted Working Capital as a transition tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Management uses Free Cash Flow to evaluate financial performance and to determine the total amount of cash over a specified period available to be used in connection with returning cash to shareholders, and believes the measure is useful to investors because it provides the total amount of net cash available for returning cash to shareholders by adding cash generated from operating activities, subtracting amounts used in financing and investing activities, and adding back amounts used for dividend payments and stock repurchases. Free Cash Flow is a non-GAAP financial measure and as used herein represents net change in cash, cash equivalents and restricted cash and adds the amounts paid under dividend distributions and share repurchases over a specified period.

Free Cash Flow has significant limitations, including that it does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP. Free Cash Flow should not be considered as a substitute for cashflows from operating activities before discontinued operations or any other liquidity measure presented in accordance with GAAP. Free Cash Flow may vary among other companies. Therefore, the Company’s Free Cash Flow may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX, Adjusted Working Capital and Free Cash Flow.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended
Reconciliation of Net Income to Adjusted Net Income	March 31, 2024	March 31, 2023	December 31, 2023
Net income	$7,686	$3,470	$43,991
Adjustment for discrete items:
Discontinued operations, net of tax	—	13	—
Unrealized derivative instruments loss (gain)	823	(80)	(2,565)
(Gain) /adjustment of acquisition price, net	—	1,412	—
FPSO demobilization	—	—	1,837
Deferred income tax expense (benefit)	(3,441)	2,471	(3,538)
Transaction costs related to acquisition	1,313	—	—
Other operating (income) expense, net	166	—	(731)
Adjusted Net Income	$6,547	$7,286	$38,994

Diluted Adjusted Net Income per Share	$0.06	$0.07	$0.37

(1) No adjustments to weighted average shares outstanding

	Three Months Ended
Reconciliation of Net Income to Adjusted EBITDAX	March 31, 2024	March 31, 2023	December 31, 2023
Net income	$7,686	$3,470	$43,991
Add back:
Impact of discontinued operations	—	13	—
Interest expense (income), net	935	2,246	1,077
Income tax expense (benefit)	22,238	14,771	37,574
Depreciation, depletion and amortization	25,824	24,417	20,344
Exploration expense	48	8	706
FPSO demobilization	—	—	1,837
Non-cash or unusual items:
Stock-based compensation	899	649	991
Unrealized derivative instruments loss (gain)	823	(80)	(2,565)
(Gain) /adjustment of acquisition price, net	—	1,412	—
Other operating (income) expense, net	166	—	(731)
Transaction costs related to acquisition	1,313	—	—
Credit losses and other	1,812	935	(7,343)
Adjusted EBITDAX	$61,744	$47,841	$95,881

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	As of March 31, 2024	As of December 31, 2023	Change
Current assets	$217,744	$228,141	$(10,397)
Current liabilities	(131,204)	(127,475)	(3,729)
Working capital	86,540	100,666	(14,126)
Add: lease liabilities - current portion	12,440	12,475	(35)
Add: current liabilities - discontinued operations	—	673	(673)
Adjusted Working Capital	$98,980	$113,814	$(14,161)

Three Months Ended March 31, 2024
Reconciliation of Free Cash Flow
Net cash provided by Operating activities	$21,832
Net cash used in Investing activities	(16,618)
Net cash used in Financing activities	(14,455)
Effects of exchange rate changes on cash	(208)
Total net cash change	(9,449)

Add back shareholder cash out:
Dividends paid	6,463
Stock buyback	5,502
Total cash returned to shareholders	11,965

Free Cash Flow	$2,516